COMPANY CONTACT:	Vion Pharmaceuticals, Inc. Alan Kessman, Chief Executive Officer Howard B. Johnson, President & CFO (203) 498-4210
VION PHARMACEUTICALS REPORTS 2009 FIRST QUARTER RESULTS
Company to hold Conference Call on May 14, 2009
NEW HAVEN, CT, May 11, 2009 — VION PHARMACEUTICALS, INC. (OTC BULLETIN BOARD: VION) today announced financial results for the first quarter of 2009.
The Company reported a net loss of $4.3 million, or $0.54 per share, for the quarter ended March 31, 2009, compared with a net loss of $8.2 million, or $1.14 per share, for the same 2008 period. Weighted-average common shares outstanding for the three months ended March 31, 2009 and March 31, 2008 were 7.9 million and 7.2 million, respectively.
The Company reported ending the quarter with $30.0 million in cash and cash equivalents. Based on its current operating plan, management estimates that its existing cash and cash equivalents will be sufficient to fund operations through the first quarter of 2010.
In February 2009, the Company submitted a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for its lead anticancer agent Onrigin™ (laromustine) Injection for remission induction treatment for patients sixty years of age or older with de novo poor-risk acute myeloid leukemia (AML). In April 2009, the Company announced that the FDA had accepted the NDA for review and that it had been assigned an end user fee date of December 12, 2009 for a decision on approval by the FDA.
Alan Kessman, Chief Executive Officer, commented, “We are continuing to interact with the FDA on our NDA with the objective of receiving approval for Onrigin™ in its first indication in the U.S. by the end of 2009.”
Conference Call
The Company will hold a conference call at 8:30 a.m. Eastern Time on May 14, 2009 to discuss its operations and financial results.
To participate in the conference call, please dial (866) 271-6130 in the U.S. ((617) 213-8894 for international callers) at least 15 minutes before the start of the call. When prompted for a pass code, please enter 50015632.
An audio webcast of the call will be accessible at www.vionpharm.com. Those who wish to listen to the conference call on the Web should visit the Investor Relations section of the

Company’s website at least 15 minutes prior to the event broadcast, and follow the instructions provided to assure that the necessary audio applications are downloaded and installed. These programs can be obtained at no charge to the user.
A replay of the call will be available two hours after the completion of the call at (888) 286-8010 in the U.S., ((617) 801-6888 for international callers), pass code 82833471. The replay will be available through Thursday, May 28, 2009.
About Vion
Vion Pharmaceuticals, Inc. is committed to extending the lives and improving the quality of life of cancer patients worldwide by developing and commercializing innovative oncology therapeutics. Vion has two agents in clinical trials, Onrigin™ (laromustine) Injection and Triapine®. The Company has an NDA under review with the FDA for Onrigin™ for remission induction treatment for patients sixty years of age or older with de novo poor-risk acute myeloid leukemia (AML). Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in clinical trials sponsored by the National Cancer Institute. For additional information on Vion and its product development programs, visit the Company’s Internet web site at www.vionpharm.com.
This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion’s plans to differ or results to vary from those expected, including Vion’s potential inability to obtain regulatory approval for its products, particularly Onrigin™ (laromustine) Injection, delays in the regulatory approval process, particularly for Onrigin™ (laromustine) Injection, including possible delays in the FDA’s review process beyond our expectation for approval in December 2009, delays or unfavorable results of drug trials, the possibility that favorable results of earlier preclinical studies, clinical trials or interim clinical trial data are not confirmed by safety and efficacy results in later or final clinical trials, the need for additional research and testing, the inability to manufacture product, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion’s filings with the Securities and Exchange Commission, including but not limited to the risks attendant to the forward-looking statements included under Item 1A, “Risk Factors” in Vion’s Form 10-K for the year ended December 31, 2008, and “Risk Factors” in Vion’s Post-Effective Amendments on Form S-1 Registration Statement filed on March 23, 2009. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
—Financial Statements Follow—

VION PHARMACEUTICALS, INC.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
(In thousands, except per share data)	2009	2008
	(Unaudited)

Technology license fee revenue	$5	$14

Operating expenses:
Clinical trials	1,021	2,854
Other research and development	1,980	2,259

Total research and development	3,001	5,113
Marketing, general and administrative	1,616	2,087

Total operating expenses	4,617	7,200

Loss from operations	(4,612)	(7,186)

Interest income	7	502
Interest expense	(2,344)	(1,505)
Other income (expense), net	2,652	(6)

Loss before income taxes	(4,297)	(8,195)

Income tax provision (benefit)	—	—

Net loss	($4,297)	($8,195)

Basic and diluted loss per share(1)	($0.54)	($1.14)

Weighted-average number of shares of common stock outstanding(1)	7,944	7,173

(1)	Adjusted for all periods presented to reflect the Company’s one-for-ten reverse stock split effected February 20, 2008.
CONDENSED CONSOLIDATED BALANCE SHEET DATA

	Mar 31,	Dec 31,
(In thousands)	2009	2008
	(Unaudited)

Cash and cash equivalents	$29,958	$37,990
Total assets	31,240	39,474
Convertible senior notes	54,156	55,443
Total liabilities	59,050	62,858
Shareholders’ deficit	(27,810)	(23,384)
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